EXHIBIT 23


               CONSENT OF PRICE WATERHOUSE, CHARTERED ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 33-86060, 33-93326 and 33-93328) of our reports dated March 16, 1996 except for Note 14 which is as of February 6, 1997, March 10, 1995 except for Note 14 which is as of February 6, 1997, and March 11, 1994 except for Note 14 which is as of February 6, 1997, on the non-consolidated financial statements of Pebra Inc., a Canadian company, for the years ended December 31, 1995, 1994 and 1993 respectively, which reports are included in Amendment No. 1 to Form 8-K/A dated March 6, 1997.


/s/ Price Waterhouse

Chartered Accountants

Kitchener, Ontario
March 6, 1997